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                                                                    Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE

                           YAHOO! ACQUIRES ENCOMPASS, INC.

NEW PC PURCHASERS TO BENEFIT FROM AN INTEGRATED, ONE-BUTTON INTERNET EXPERIENCE


     SANTA CLARA, Calif. - MAY 27, 1999 - Yahoo! Inc. (Nasdaq: YHOO) today announced it has acquired Encompass, Inc., a market leader of software designed to give consumers easy and compelling access to the Web. Through relationships with Internet service providers (ISPs) and Yahoo!, Encompass' custom-designed software enables PC manufacturers to give Internet users a fully integrated, all-in-one Internet solution. This acquisition supports Yahoo!'s strategy to deliver consumers the best experience available on the Web and expands the business services the company offers its strategic partners. Encompass currently serves the world's leading PC and PC peripheral manufacturers and ISPs, including Acer, CTX, Dell, Diamond Multimedia, Hewlett-Packard, Micron, Toshiba, Sony, AT&T, Earthlink and GTE. The acquisition, which is being accounted for as a pooling of interests, is valued at approximately $130 million.

     "Encompass integrates several traditionally disparate elements and enables us to give PC providers one comprehensive solution that results in easier access to the best content and services available on the Web and a better consumer Internet experience, which is the foundation of Yahoo!'s business philosophy," said Jeff Mallett, president and chief operating officer, Yahoo!. "This acquisition further expands the business services we offer our strategic partners, and is consistent with our PC, device and ISP independent business model."

     Either integrated into the start experience of a new PC, or bundled on CDs shipped by device and software manufacturers, Encompass delivers instant access to the Internet. Using a simple, integrated registration process, Encompass provides consumers with ISP connectivity and a personalized My Yahoo! Internet experience. Consumers get connected to the Internet in less than five minutes through an experience that features customized content, and a step-by-step Internet tutorial. During the same process, Encompass provides the hardware, software, ISP or affinity partner with product registration services, allowing them to capture detailed demographic information about their customers, and the ability to generate revenue from affinity products and services. Encompass' end-to-end solution also provides companies with an array of innovative communications platforms allowing them to leverage the Internet to communicate with their customers in a persistent and effective way. Consumers benefit from Encompass' custom browser that provides easy navigation, commerce and communications services.

     "We have teamed with Yahoo! for more than a year on an array of distribution agreements," said John Willcutts, president and CEO, Encompass. "This merger deepens our combined commitment to deliver to consumers the easiest and most compelling experience on the Web, while providing added value to hardware and device manufacturers, ISPs, and advertisers and merchants. Combined, Yahoo! and Encompass' services are distributed in partnership with eight of the world's 10 largest PC providers."

     The Encompass acquisition complements Yahoo!'s business model and Fusion Marketing Online-TM- (FMO) program in which it designs integrated marketing programs for merchants and advertising clients worldwide. FMO leverages Yahoo!'s traffic and database of more than 47 million unique user registrations to provide targeted, customized and measurable marketing solutions for clients. Encompass' registered users, who have all recently purchased a PC and are eager to explore a wide variety of content and services on the Web, are a highly desirable demographic for Yahoo!'s advertising and merchant clients.

                                       - MORE -
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                                          YAHOO! ACQUIRES ENCOMPASS, INC./PAGE 2


ABOUT YAHOO!
     Yahoo! Inc. (Nasdaq: YHOO) is a global Internet media company that offers a branded network of comprehensive information, communication and shopping services to 60 million users worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company's global Web network includes 18 world properties. Yahoo! has offices in Europe, the Asia Pacific, South America, Canada and the United States, and is headquartered in Santa Clara, Calif.

     This announcement contains forward-looking statements that involve risks and uncertainties including the ability to successfully integrate the two companies, and to realize the synergies and other perceived advantages resulting from this acquisition, including Yahoo!'s ability to grow its user and advertiser bases and to achieve expectations for anticipated financial results based on the combined entity. More information about potential factors that could affect Yahoo!'s ability to make this acquisition successful and continue to grow the business are included in Yahoo!'s Annual Report on Form 10-K/A for the year ended Dec. 31, 1998 and Yahoo!'s quarterly report on Form 10-Q for the three-months ended March 31, 1999 including, without limitation, under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Competition," and "Proprietary Rights," which are on file with the Securities and Exchange Commission. In addition, information about this transaction will be included in a Form S-3 to be filed with the Securities and Exchange Commission (http://www.sec.gov).

                                        # # #

         Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
            All other names are trademarks and/or registered trademarks of their respective owners.



PRESS CONTACTS:
Blaise Simpson, NRW PR, (650) 827-7065, blaise@nrwpr.com
Diane Hunt, Yahoo! Inc., (408) 731-3441, diane@yahoo-inc.com